Exhibit 99.1

Sonic Foundry Completes Mediasite K.K. Acquisition

MADISON, Wis. — January 21, 2014 — Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video content management and webcasting solutions, today announced it has completed its acquisition of Mediasite K.K., the market leading enterprise video providers in Japan.

This announcement follows the signing of the definitive stock purchase agreement with the shareholders of Mediasite K.K. to acquire the remaining interest in the company, as well as the completion of the acquisition of MediaMission in December.

Both Mediasite K.K. and MediaMission will be operated from their current headquarters.

About MediaMission

The first European reseller for Mediasite by Sonic Foundry, MediaMission (www.mediamission.nl) is a master distributor of Mediasite for The Netherlands based in De Bilt. In the last decade MediaMission has enabled Mediasite use at more then twenty higher education institutions including 10 universities. Together with clients, partners and preferred suppliers, the company innovates existing infrastructure and assets for the easy production, distribution and use of rich video. Because of it’s wide knowledge of education, information transmittal, IT and comparative media studies, MediaMission is in a unique position to make implementations of large scale rich media presentations possible.

About Mediasite K.K.

Mediasite K.K. is a strategic partner of Sonic Foundry and the sole distributor of Mediasite in Japan. As market leader with over 250 customers, including 100 from higher education, Mediasite K.K.’s mission is to demonstrate the power of enterprise video creation and management to more organizations in Japan.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted market leader for enterprise webcasting solutions, providing video content management and distribution for education, business and government. Powered by the patented Mediasite webcasting platform and webcast services of Mediasite Events, the company empowers people to advance how they share knowledge online, using video webcasts to bridge time and distance, enhance learning outcomes and improve performance.

© 2013 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Press Contacts:

Tammy Jackson

608.770.9052

tammy@sonicfoundry.com

Nicole Wise

608.237.8678

nicolew@sonicfoundry.com